EXHIBIT 10.37

[ZELTIQ Logo]

PERSONAL DELIVERY

August, 8, 2011

Rick Poinsett

Dear Rick:

It is my pleasure to confirm your promotion to Senior Vice President of Operations. Herein, I will confirm the accompanying compensation adjustments that have been approved by the Compensation Committee after the survey project completed by Compensia. Effective July 1, 2011 your base salary will be $250,000 per year, and your bonus at plan will be 45% of your base.

Additionally, the Committee approved 50,000 incremental stock options for you. I am very impressed by how well the Operations group has met the challenge of our rapid growth. Thank you!

These are exciting times at ZELTIQ, and I certainly look forward to the consummation of Project Daisy this fall. Thanks for your effort, output, and leadership in the process thus far. It’s been wonderful to team up with you and Sue again.

Sincerely,

/s/Gordie
Gordie

cc:	HR file